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                GLOBALNET FINANCIAL.COM, INC. ADOPTS SHAREHOLDER
                                   RIGHTS PLAN

London England, Boca Raton, Fla. July 11, 2001 - GlobalNet Financial.com, Inc.(NASDAQ:GLBN LSE:GLFA) announced today that its Board of Directors has adopted a Shareholder Rights Plan, effective at the close of business July 11, 2001. The Shareholder Rights Plan is designed to enhance the Board's ability to protect shareholders against, among other things, unsolicited attempts to acquire control of GlobalNet Financial that do not offer an adequate price to all shareholders or are otherwise not in the best interests of GlobalNet Financial and its shareholders.

The Rights Plan was adopted in response to recent public statements made by a Mr. Francesco Gardin and certain entities affiliated with Mr. Gardin to the effect that he is seeking to obtain "a controlling stake" in GlobalNet Financial. Mr. Gardin and his affiliated entities have filed a Schedule 13D with the Securities and Exchange Commission in which they purport to own, or have the right to acquire, 2,774,201 shares of GlobalNet Common Stock. The Board is not currently aware of any specific offer by Mr. Gardin or his affiliates to acquire such a controlling stake in GlobalNet Financial. However, the Board believes that any transaction that could effect a change of control of the Company should be fully explored by the Board, and the Rights Plan will enhance the Board's ability to negotiate any such transaction for the benefit of all of the Company's shareholders.

As reported on June 15, 2001, GlobalNet Financial has entered into a Merger Agreement with NewMedia SPARK plc (LSE:NMS) pursuant to which GlobalNet Financial will be merged with and into a wholly-owned subsidiary of NewMedia SPARK, and each share of GlobalNet Common Stock outstanding will be converted into and exchanged for 1.88 NewMedia SPARK shares (0.188 SPARK shares for each share of GlobalNet Class A Common Stock). The GlobalNet Board unanimously approved the Merger Agreement as being fair to and in the best interests of all GlobalNet shareholders. Accordingly, any acquisition of GlobalNet shares by SPARK or its affiliates will not trigger any rights under the Rights Plan. Adoption of the Rights Plan will not prohibit the GlobalNet Board from accepting a superior proposal from a third party to the extent and under the circumstances permitted under the Merger Agreement.

The Rights Plan gives each holder of GlobalNet Common Stock the right to purchase 1/100th of a newly authorized preferred share that is essentially equivalent to one share of Common Stock, and each holder of GlobalNet Class A Common Stock the right to purchase 1/1000th of a newly authorized preferred share that is essentially equivalent to
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one share of GlobalNet Class A Common Stock. The exercise price for the rights is $.75 per right (or $0.075 for the Class A rights).

Shareholders do not need to take any action to receive the rights, which are being distributed in the form of a dividend on the GlobalNet Common Stock and the GlobalNet Class A Common Stock. The rights will attach to all shares of GlobalNet Common Stock and GlobalNet Class A Common Stock outstanding at the close of business on July 13, 2001. Shares of GlobalNet Common Stock and GlobalNet Class A Common Stock issued after that date will be issued with rights, said the Company, and no separate right certificates will be issued unless the conditions set forth in the plan are met. GlobalNet Financial said the rights are not currently exercisable and possess no current value, and the distribution of the rights is not taxable to shareholders. The rights expire on July 11, 2011.

The rights become exercisable by existing shareholders only when a buyer has acquired 15 percent or more of the voting power of the outstanding GlobalNet Common Stock and GlobalNet Class A Common Stock without the prior approval of GlobalNet's Board, or following the announcement of a tender offer for 15 percent of the voting power of the outstanding GlobalNet Common Stock and GlobalNet Class A Common Stock. If a person acquires 15 percent or more of the voting power of GlobalNet Common Stock and GlobalNet Class A Common Stock, each right (except those held by the acquiring person) will entitle the holder to purchase shares of GlobalNet's Common Stock and GlobalNet's Class A Common Stock, having a market value of twice the right's exercise price, or, in effect, at a 50 percent discount from its then current market value.

If the Company were acquired in a merger or similar transaction after a person acquires 15 percent of the voting power of the outstanding GlobalNet Common Stock and GlobalNet Class A Common Stock without prior approval of the Board, each right would entitle the holder (other than the acquirer) to purchase shares of the acquiring company having a market value of twice the exercise price of the right, or, in effect, at a discount of 50 percent.

Until the acquisition by any person of 15 percent or more of the voting power of GlobalNet's Common Stock and GlobalNet's Class A Common Stock, the rights can be redeemed by the Board for $.001 per right.

GlobalNet is a vertically integrated international financial portal providing online financial news, investment tools and transaction services.

This release contains forward-looking statements, which are made pursuant to the safe-harbor provisions of the private securities litigation reform act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, some of which are out of the control of the Company. Accordingly, the Company's actual results could differ materially from those discussed in this release. A
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wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. A more compete listing of cautionary statements and risk factors is contained in the company's report filed with the Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.